                                                                    EXHIBIT 12.1


                      CHARLES RIVER ASSOCIATES INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)




                                                          FISCAL YEAR ENDED
                                ----------------------------------------------------------------------
                                                                                                           24 WEEKS
                                                                                                             ENDED
                                  NOV. 27,       NOV. 25,        NOV. 24,       NOV. 30,      NOV. 29,       MAY 14,
                                    1999           2000            2001           2002          2003          2004
                                 (52 WEEKS)     (52 WEEKS)      (52 WEEKS)     (53 WEEKS)    (52 WEEKS)
                                ----------------------------------------------------------------------     --------
Earnings:
  Income before provision
    for income taxes and
    minority interest......        $15,179        $14,935         $13,703        $13,768       $20,320      $11,926
  Minority interest........             33             70           (416)            547         (154)        (197)
  Fixed charges............            438            796             804          1,080         1,182          702
                                   -------        -------         -------        -------       -------      -------
Earnings                           $15,650        $15,801         $14,091        $15,395       $21,348      $12,431
                                   =======        =======         =======        =======       =======      =======

Fixed charges:
  Interest expense.........        $    39        $   157         $    53        $   120       $    38      $   127
  Estimated interest
    component of rental
    expense (1)............            399            639             751            960         1,144          575
                                   -------       -------          -------        -------       -------      -------
Total fixed charges                $   438        $   796         $   804        $ 1,080       $ 1,182      $   702
                                   =======        =======         =======        =======       =======      =======

Ratio of earnings
  to fixed charges ........          35.77          19.86           17.52          14.26         18.06        17.71
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(1)    Assumes a 16% interest factor on total rental payments.